[Pershing Square Letterhead]



                                                   July 16, 2007


Pershing Square Foundation
c/o Trustees of The Pershing Square Foundation
888 Seventh Avenue, 29th Floor
New York NY 10019
Attention: Trustees


Dear Trustees:

         Pershing Square Holdings GP, LLC ("PS GP") serves as the general partner of Pershing Square IV A, L.P., a special purpose vehicle capitalized with $2 billion for the purposes of investing in Target Corporation ("Pershing Square IV").

         On behalf of all the members of PS GP, I am pleased to confirm PS GP's commitment to donate to the Pershing Square Foundation or other charitable organizations that are qualified under Section 501(c)(3) of the Internal Revenue Code one third of the net after-tax realized profits after investment liquidation from incentive allocations made to PS GP as a result of investments in Target Corporation undertaken by Pershing Square IV.


                                        Pershing Square Holdings GP, LLC

                                        Sincerely,

                                        /s/ William A. Ackman
                                        -----------------------
                                        William A. Ackman
                                        Managing Member